Exhibit 8.1

Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

May 18, 2006

Goal Capital Funding, LLC

9477 Waples Street

Suite 100

San Diego, CA 92121

Re:	Goal Capital Funding, LLC

Registration Statement No. 333-132039

Ladies and Gentlemen:

We have acted as tax counsel for Goal Capital Funding, LLC, a Delaware limited liability company (the “Company”), in connection with (a) the above-captioned registration statement and (b) the offering of notes (the “Notes”) described in the related preliminary prospectus supplement dated May 17, 2006 (the “Preliminary Prospectus Supplement”) and base prospectus dated May 17, 2006 (the “Base Prospectus”; and collectively with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”), which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended. As described in the Preliminary Prospectus, the Notes will be issued on or about May 25, 2006 by Goal Capital Funding Trust 2006-1 (the “Trust”), a trust formed by the Company pursuant to a trust agreement between the Company and Wilmington Trust Company, as owner trustee. The Notes will be issued pursuant to an indenture of trust (the “Indenture”) between the Trust and The Bank of New York, as indenture trustee and eligible lender trustee.

In that connection, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Preliminary Prospectus, the Trust Agreement and forms of the Indenture and other documents prepared in connection with the issuance of the Notes (collectively, the “Operative Documents”).

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Goal Capital Funding, LLC

May 18, 2006

The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. We will not seek tax rulings from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that the IRS may not take positions contrary to those stated in our opinions.

Based on the foregoing and assuming that the Operative Documents with respect to the Notes are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we are of the opinion that the statements, to the extent they relate to federal income tax consequences, set forth in the Preliminary Prospectus Supplement under the captions “Summary—Federal Income Tax Consequences” and “Certain Federal Income Tax Considerations” and in the Base Prospectus under “Material Federal Income Tax Consequences” (as modified by the statements set forth under those same headings in the Preliminary Prospectus Supplement) are based upon reasonable interpretations of existing U.S. federal tax law. To the extent that such discussions expressly state our opinion, or state that our opinion has been or will be provided as to the Notes, we hereby confirm and adopt such opinion herein. There can be no assurance, however, that the conclusions of U.S. federal tax law presented therein will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS position or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

We know that we are referred to under the captions referred to above included in the Preliminary Prospectus, and we hereby consent to the use of our name therein and to the use of this opinion for filing as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Preliminary Prospectus.

Goal Capital Funding, LLC

May 18, 2006

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP